UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION STATEMENT

Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☒Preliminary Information Statement

☐Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☐Definitive Information Statement

ACQUIRED SALES CORP.

(Name of Registrant as Specified In Its Charter)

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(2)Aggregate number of securities to which transaction applies: N/A

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1

ACQUIRED SALES CORP.

4227 Habana Ave., Jacksonville, Florida 32217

Telephone: 847-915-2446

INFORMATION STATEMENT REGARDING ACTIONS

TAKEN BY WRITTEN CONSENT OF MAJORITY SHAREHOLDERS

IN LIEU OF A SPECIAL MEETING

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL

This Information Statement is being furnished to the shareholders of Acquired Sales Corp. in connection with the written consent in lieu of meeting (the “Written Consent”) by holders of a majority of our issued and outstanding voting securities (the “Majority Holders”) to approve an amendment to the Company’s current Articles of Incorporation to change its corporate name from ACQUIRED SALES CORP. to LFTD INC. (the “Name Change”) and adoption of the Company’s Amended Articles of Incorporation, which makes no material changes to our existing Articles of Incorporation, other than the Name Change described herein.:

These actions were approved by a joint written resolution of our board of directors and Majority Holders on March 4, 2021 in accordance with the Nevada Revised Statutes (the “NRS”). The consenting shareholders and their respective approximate ownership percentage of the voting stock of the Company on March 3, 2021 (the “Record Date”), which total in the aggregate 50.52% of the outstanding voting stock on the Record Date, are as follows:

Name	Number of stock shares controlled	% of shares controlled
Nicholas S. Warrender	3,900,455	43.08%
Gerard M. Jacobs	281,823	1.11%
William C. “Jake” Jacobs	200,000	2.21%
Vincent J. Mesolella	32,862	0.36%
Roberti Jacobs Family Trust	181,623	2.01%
James S. Jacobs, M.D.	79,500	0.88%
Joshua A. Bloom, M.D.	50,000	0.55%
Richard E. Morrissy	25,000	0.28%
Robert T. Warrender II	4,000	0.04%
TOTAL	5,632,401	50.52%

The elimination of the need for a meeting of shareholders to approve these actions is made possible by NRS Section 78.320 which generally provides that any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. In order to eliminate the costs involved in holding a special meeting the Majority Holders executed the Written Consent.

This Information Statement is being delivered to inform our shareholders of record on the Record Date of the corporate actions described herein before they take effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934. The corporate actions taken by Written Consent will become effective as soon as possible, but not sooner than 20 days following the date that this information statement is first mailed to our shareholders. The information statement is first mailed to you on or about _______, 2021.  No appraisal rights are afforded to our shareholders under the NRS as a result of the corporate action taken by Written Consent of the Majority Holders.

The entire cost of furnishing this Information Statement will be borne by us. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

PRINCIPAL SHAREHOLDERS

At the March 3, 2021 Record Date, we had 9,053,236 shares of common stock issued and outstanding, 3,975,000 shares of Series A convertible preferred stock issued and outstanding and 100,000 shares of Series B convertible preferred stock outstanding. The following table sets forth certain information regarding the beneficial ownership of common stock of the Company by (i) each person who, to the Company’s knowledge, owns more than 5% of its common stock, (ii) each of the Company’s named executive officers and directors, and (iii) all of the Company’s named executive officers and directors as a group. Shares of the Company’s Common Stock subject to options, warrants, or other rights currently exercisable, or exercisable within 60 days of the date hereof, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person.

Name	Number of Series A Preferred Stock Shares Owned	Beneficial Ownership Percentage	Number of Series B Preferred Stock Shares Owned	Beneficial Ownership Percentage	Number of Common Stock Shares Owned or Controlled	Beneficial Ownership Percentage	Options/ Warrants Owned	Overall Voting Power	Overall Voting Power (%)
Nicholas S. Warrender (1)	-	0.00%	-	-	3,900,455	63.27%	200,000	4,100,455	31.13%
Gerard M. Jacobs (2)	-	0.00%	-	-	451,823	7.33%	2,307,948	2,759,771	20.95%
ZIE Partners LLC (3)	25,000	86.21%	-	-	-	0.00%	-	2,500,000	18.98%
William C. "Jake" Jacobs, CPA (4)	-	0.00%	-	-	400,000	6.49%	450,000	850,000	6.45%
Thomas W. Hines, CPA CFA (5)	-	0.00%	-	-	540,000	0.00%	100,000	640,000	4.86%
Vincent J. Mesolella (6)	-	0.00%	-	-	32,862	0.53%	605,000	637,862	4.84%
Daniel F. Terry, Jr. (7)	-	0.00%	-	-	500,000	8.11%	-	500,000	3.80%
Elana Knight (8)	4,000	13.79%	60,000	100.00%	-	0.00%	-	460,000	3.49%
Roberti Jacobs Family Trust (9)	-	0.00%	-	-	181,623	2.95%	-	181,623	1.38%
James S. Jacobs, M.D. (10)	-	0.00%	-	-	79,500	1.29%	75,000	154,500	1.17%
Joshua A. Bloom, M.D. (11)	-	0.00%	-	-	50,000	0.81%	80,000	130,000	0.99%
Richard E. Morrissy (12)	-	0.00%	-	-	25,000	0.41%	80,000	105,000	0.80%
Kevin J. Rocio (13)	-	0.00%	-	-	-	0.00%	50,000	50,000	0.38%
Robert T.Warrender II (14)	-	0.00%	-	-	4,000	0.06%	100,000	104,000	0.79%
Total of All Officers, Directors, and Affiliates as a group (14 persons and/or entities)	29,000	100.00%	60,000	100.00%	6,165,263	91.24%	4,047,948	13,173,211	100.00%
Total Officers and Directors as a group (9 persons) (15)	0		0		5,125,263		3,947,948	9,073,211

(1)Nicholas S. Warrender serves as Vice Chairman and Chief Operating Officer, and he owns 3,900,455 shares of Acquired Sales Corp.’s common stock.  The address for Nicholas S. Warrender is 5511 95th Avenue, Kenosha, WI 53144. Mr. Warrender also owns a five-year warrant to purchase 200,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share. At the closing of the Lifted Merger, 645,000 shares of unregistered common stock of the Corporation were designated as contingent deferred compensation (the “Deferred Contingent Stock”) to certain persons specified by Mr. Warrender in a schedule delivered by him to the Corporation at the closing of the Merger (the “Deferred Contingent Stock Recipients”); Mr.  Warrender was not one of the specified Deferred Contingent Stock Recipients, but subject to certain conditions and contingencies, some or all of such Deferred Contingent Stock may be forfeited by the Deferred Contingent Stock Recipients, and in such case such forfeited Deferred Contingent Stock will be issued to Mr. Warrender as additional Merger consideration.

(2)The address for Mr. Gerard M. Jacobs is 4227 Habana Avenue, Jacksonville, FL  32217. Mr. Gerard M. Jacobs, our Chairman, Chief Executive Officer, and Secretary, has voting control over the following: (a) 181,623 Company shares owned by the Roberti Jacobs Family Trust, over which Mr. Gerard M. Jacobs has voting control via a 2007 shareholders agreement; (b) 100,000 Company shares owned by his affiliate Miss Mimi Corporation; (c) 170,000 Company shares owned by unrelated shareholders of the Company, over which Mr. Gerard M. Jacobs has voting control via a 2007 shareholders agreement; (d) 200 shares owned by his wife; (e) 605,000 options at $2.00 per share, the vesting of which occurred upon the closing of the merger with Cogility; (f) 471,698 options at $2.00 per share (originating from Cogility); (g) 750,000 warrants at $0.01 per share, which Mr. Jacobs or his designee have the right to purchase from the Company for an aggregate purchase price of $1.00; and (h) 31,250 financing warrants at $0.03 per share. Also, simultaneously with the execution of an employment agreement, Acquired Sales Corp. issued to Gerard M. Jacobs or his designee(s) five-year warrants giving Gerard M. Jacobs or his designee(s) the right to purchase 250,000 shares of common stock of Acquired Sales Corp. exercisable at $5.00 per share, vesting upon the closing of Acquired Sales Corp.’s acquisition of Warrender Enterprise Inc. d/b/a Lifted Liquids. The Company has issued to Mr. Jacobs rights to purchase 750,000 warrants at $1.85 per share, which Mr. Jacobs or his designee have the right to purchase from the Company for an aggregate purchase price of $1.00 subject to the condition that the Company shall have acquired at least one of certain real estate properties owned by entities controlled by Vincent J. Mesolella, a Director of the Company; the Company has no intention to acquire any of such real estate properties, so these warrants are not included in the table above. Gerard M. Jacobs was also one of the specified Warrant Recipients, and received a five year warrant to purchase 200,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share.

(3)Christian Zann is the Manager of ZIE Partners LLC. The address for ZIE Partners LLC is 1300 N. State Pkwy Apt. 1201, Chicago, IL 60610. ZIE Partners LLC owns 25,000 shares of Acquired Sales Corp.’s Series A Preferred Stock, convertible into 2,500,000 shares of Acquired Sales Corp.’s common stock.

(4)The address of William C. “Jake” Jacobs, CPA, is 4227 Habana Avenue, Jacksonville, FL  32217. Mr. Jacobs owns 200,000 shares of common stock of the Company. Also, simultaneously with the execution of an employment agreement, Acquired Sales Corp. issued to William C. Jacobs or his designee(s) five-year warrants giving William C. Jacobs or his designee(s) the right to purchase 225,000 shares of common stock of Acquired Sales Corp. exercisable at $5.00 per share, vesting upon the closing of Acquired Sales Corp.’s acquisition of Warrender Enterprise Inc. d/b/a Lifted Liquids. William C. Jacobs was one of the specified Deferred Contingent Stock Recipients and received 200,000 shares of Deferred Contingent Stock. William C. Jacobs was also one of the specified Warrant Recipients, and received a five year warrant to purchase 225,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share.

(5)The address for Thomas W. Hines, CPA CFA, is 13540 Meadowgrass Dr. Ste 100, Colorado Springs, CO 80921. Mr. Hines owns 540,000 shares of our common stock. Thomas W. Hines was also one of the specified Warrant Recipients, and received a five year warrant to purchase 100,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share.

(6)The address for Mr. Vincent J. Mesolella is 27 Paddock Drive, Lincoln, Road Island 02865. Mr. Mesolella has voting control over the following: (a) 32,862 shares of our common stock; (b) 5,000 options at $2.00 per share; and (c) the right to purchase from the Company 500,000 warrants at $0.01 per share for an aggregate consideration of $1.00. The Company has issued to Mr. Mesolella rights to purchase 500,000 warrants at $1.85 per share, which Mr. Mesolella or his designee have the right to purchase from the Company for an aggregate purchase price of $1.00 subject to the condition that the Company shall have acquired at least one of certain real estate properties owned by entities controlled by Mr. Mesolella; the Company has no intention to acquire any of such real estate properties, so these warrants are not included in the table above. Vincent J. Mesolella was also one of the specified Warrant Recipients, and received a five year warrant to purchase 100,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share.

(7)The address for Mr. Daniel F. Terry, Jr., is 849 Glitter Glen Ct., Las Vegas, NV 89123. Mr. Daniel F. Terry owns 500,000 shares of our stock.

(8)The address for Elana Knight is 1313 North Ritchie Ct. Unit 1106, Chicago, IL 60610. Elana Knight owns 4,000 shares of Acquired Sales Corp.’s Series A Preferred Stock, convertible into 400,000 shares of Acquired Sales Corp.’s common stock. Elana Knight also owns 60,000 shares of Acquired Sales Corp.’s Series B Preferred Stock, convertible into 60,000 shares of Acquired Sales Corp.’s common stock.

(9)The address for the Roberti Jacobs Family Trust is 4227 Habana Avenue, Jacksonville, FL  32217. The Roberti Jacobs Family Trust irrevocably conveyed all of its voting power to Mr. Gerard M. Jacobs pursuant to the 2007 shareholder agreement described above. Mr. Gerard M. Jacobs is one of the grantors of the trust corpus, William C. “Jake” Jacobs currently is the trustee, and Gerard M. Jacobs’ children are the beneficiaries. The trust is irrevocable. The Trust owns 181,623 shares.

(10)The address for Dr. James S. Jacobs is 1785 Krameria Street, Denver, Colorado 80220. Dr. James S. Jacobs owns 79,500 shares of stock. He or his designee has the right to purchase from the Company 25,000 warrants at $1.85 per share for a purchase price of $1.00. Dr. James S. Jacobs was also one of the specified Warrant Recipients, and received a five year warrant to purchase 50,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share.

(11)The address for Dr. Joshua A. Bloom is 1520 South Main Street, Racine, Wisconsin 53403. Dr. Joshua A. Bloom owns 50,000 shares of stock. He also owns: (a) options to purchase 5,000 shares of our common stock at $2.00 per share; and (b) he or his designee has the right to purchase from the Company 25,000 warrants at $1.85 per share for a purchase price of $1.00. Dr. Joshua A. Bloom was also one of the specified Warrant Recipients, and received a five year warrant to purchase 50,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share.

(12)The address for Mr. Richard E. Morrissy is 117 South Euclid Avenue, Oak Park, Illinois 60302. Mr. Richard E. Morrissy owns 25,000 shares of stock. He also owns: (a) options to purchase 5,000 shares of our common stock at $2.00 per share; and (b) he or his designee has the right to purchase from the Company 25,000 warrants at $1.85 per share for a purchase price of $1.00. Mr. Richard E. Morrissy was also one of the specified Warrant Recipients, and received a five year warrant to purchase 50,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share.

(13)The address for Mr. Kevin J. Rocio is 4257 Stableford Lane, Naperville, IL 60564. Mr. Kevin J. Rocio was also one of the specified Warrant Recipients, and received a five year warrant to purchase 50,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share.

(14)The address for board member Mr. Robert T. Warrender II is 5511 95th Avenue, Kenosha, WI 53144. Mr. Robert T. Warrender II owns 4,000 shares of common stock of the Company. Mr. Robert T. Warrender II was also one of the specified Warrant Recipients, and received a five year warrant to purchase 100,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share.

(15)Due to the combination of proxies and a shareholder agreement, all of the shares of the Roberti Jacobs Family Trust and Mr. Gerard M. Jacobs and his affiliate Miss Mimi Corporation, and his spouse, collectively total 2,759,771 shares (which total includes unexercised options, warrants and the right to purchase warrants to purchase shares of our common stock, all of which may be exercised at any time in the discretion of the holder or his designee; but which total excludes the right to purchase warrants to purchase an aggregate of 750,000 shares of our common stock, which may not be exercised until a required performance contingency is met, which the Corporation does not expect will occur) which may be voted together (without any double counting). The other directors hold a total of 5,281,817 shares (which total includes unexercised options, warrants and rights to purchase warrants to purchase shares of our common stock which may be exercised at any time in the discretion of the holder or his designee; but which total excludes the right to purchase warrants to purchase an aggregate of 500,000 shares of our common stock, which may not be exercised until a required performance contingency is met, and which the Corporation does not expect will occur) which may be voted together (without any double counting).

CHANGE OF CORPORATE NAME TO LFTD INC.

AND AMENDMENT OF ARTICLES OF INCORPORATION

On March 4, 2021, our board of directors and stockholders holding or controlling a majority of our voting stock, approved in a joint written resolution Amended Articles of Incorporation (the “Certificate of Amendment”), which includes a change of our corporate name from ACQUIRED SALES CORP. to LFTD INC. The text of the proposed Certificate of Amendment is set forth in Exhibit A.

Purpose of the Name Change

With the growth of our wholly owned subsidiary, Lifted Liquids, Inc., we believe changing the name of the parent company to match that name more accurately describes our plans and services.  Our corporate strategy will continue with the identification, structuring and seeking to execute on acquisitions of all or a portion of one or more operating businesses involving the manufacture, sale and distribution of hemp-derived cannabinoid-infused products such as beverages, shots, water, other liquids, water soluble nano drops or liquids, lotions, sprays, conditioners, creams, oils, pre-rolled hemp joints and hemp cigarettes, caviar cones, dabs, cartridges, gummies, saucy dmnds, CBG delta-8-THC flower, disposable delta-8-THC vapes, tinctures, powder, water packets, effervescent tablets, capsules, bath bombs, balms, body washes, gummies, food, chocolate, other edibles, and non-prescription cannabinoid formulations. For these reasons, we have proposed to change our name to “LFTD Inc.”  Under Nevada law, the Name Change requires an amendment to our corporate charter.

Our new name will become effective upon the filing of the Charter Amendment with the Nevada Secretary of State. The change in corporate name will not affect the validity or transferability of stock certificates presently outstanding. Shareholders should keep the certificates they now hold, which will continue to be valid, and should not send them to us or our transfer agent.

Our common stock is currently quoted on the OTC Markets QX, and pursuant to Rule 10b-17 of the Securities Exchange Act of 1934 the Name Change will require approval by FINRA in order for it to be recognized for trading purposes. We expect to receive FINRA’s approval for the Name Change prior to the effective date. The Name Change will result in a change in our CUSIP number and a change in our trading symbol.  We will provide definitive information on our new trading symbol and CUSIP number in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission prior to the effective date of the Name Change.

Vote Required

Pursuant to the NRS, the approval of the proposal to Change of Corporate Name to LFTD Inc. and Amendment of Articles of Incorporation required a majority of our outstanding voting capital stock. As discussed above, the Majority Holders have consented to this proposal.

GENERAL MATTERS RELATED TO THE

CHANGE OF CORPORATE NAME TO LFTD INC.

AND AMENDMENT OF ARTICLES OF INCORPORATION

The Certificate of Amendment was not adopted to deter, any known effort to obtain control of our company and is not being adopted as an anti-takeover measure with respect to any specific transaction. Except with respect to shares currently reserved for issuance and otherwise as set forth in this information statement, we have no arrangements, agreements, or understandings in place at the present time for the issuance of any shares of common stock or the shares of preferred stock authorized by the Certificate of Amendment.

The text of the form of Certificate of Amendment, which will be filed with the Nevada Secretary of State is included as Exhibit A to this Information Statement. The text of the form of Certificate of Amendment is, however, subject to amendment to reflect any changes that may be required by the Nevada Secretary of State or that our board of directors may determine to be necessary or advisable ultimately to comply with applicable law and to effectuate the Certificate of Amendment.

The adoption of the Certificate of Amendment will not in and of itself cause any change in our capital accounts. Other than the name change, all other provisions of our Articles of Incorporation, as then amended to date, will in all material respects remain unchanged upon the filing of the Certificate of Amendment.

The NRS require that, in order for us to file the Certificate of Amendment, the amendments to our Articles of Incorporation must be approved by the affirmative vote of the holders of a majority of our common shares. The Certificate of Amendment was approved on March 4, 2021 by a joint written resolution of our board of directors and Majority Holders.

We anticipate that the Certificate of Amendment will be filed in Nevada as soon as possible but in no event sooner than 20 days following the date that this Information Statement is first mailed to our shareholders. However, the exact timing of the effective date of the Certificate of Amendment be determined by our board of directors, following approval by FINRA, based upon our board of directors’ evaluation as to when such action will be most advantageous to us and our shareholders. In addition, our board of directors reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to determine not to proceed with filing of the Certificate of Amendment, or any one or more of its components, if, at any time prior to filing the amendment, our board of directors, in its sole discretion, determines that it is no longer in the best interests of our company and our shareholders to do so.

Under Nevada law there are no appraisal rights available to our shareholders in connection with the Certificate of Amendment.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

We will only deliver one Information Statement to multiple common stockholders sharing an address and the same last name unless we have received contrary instructions from one or more of the common stockholders. Upon written or oral request, we will promptly deliver a separate copy of this Information Statement and any future annual reports and information statements to any common stockholder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and any future annual reports and information statements to any common stockholder or holders sharing an address to which multiple copies are now delivered.

WHERE YOU CAN FIND MORE INFORMATION

This Information Statement refers to certain documents that are not presented herein or delivered herewith. Such documents are available to any person, including any beneficial owner of our shares, to whom this Information Statement is delivered upon oral or written request, without charge. Requests for such documents should be directed to Corporate Secretary, ACQUIRED SALES CORP., 4227 Habana Ave., Jacksonville, Florida 32217.

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call the Office of Investor Education and Advocacy at (202) 551-8090 for further information on the operations of the public reference facilities.

BY ORDER OF THE BOARD OF DIRECTORS

Date: March 22, 2021	/s/ Gerard M. Jacobs
Gerard M. Jacobs
Chief Executive Officer

EXHIBIT A

CERTIFICATE OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

ACQUIRED SALES CORP.

A Nevada Corporation

ACQUIRED SALES CORP., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”) hereby certifies that the amendment set forth below to the Corporation’s Articles of Incorporation (the “Articles”) was duly adopted in accordance with Sections 78.385 and 78.390 of the Nevada Revised Statutes:

The Articles have been amended as follows:

1.Article I is hereby amended by adding the following:

The name of the Company is LFTD INC.

2.The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: greater than 50%.

3.Effective date of filing April ___, 2021.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of April ___, 2021.

ACQUIRED SALES CORP.

By: Gerard M. Jacobs
Its: Chief Executive Officer